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                                                             EXHIBIT 10(bb)(5)


                 FIRST AMENDMENT TO TEXAS GENCO OPTION AGREEMENT

                  This First Amendment to Texas Genco Option Agreement (this "Amendment"), entered into this 21st day of February, 2003, but effective as of December 31, 2000, between CenterPoint Energy, Inc., a Texas corporation ("CenterPoint Energy" or "Regco"), and Reliant Resources, Inc., a Delaware corporation ("Resources");

                  WHEREAS, Reliant Energy, Incorporated and Resources executed that certain Texas Genco Option Agreement, dated as of December 31, 2000 (the "Agreement");

                  WHEREAS, on August 31, 2002, CenterPoint Energy became the successor to the rights and obligations of Reliant Energy, Incorporated under the Agreement pursuant to the corporate restructuring of Reliant Energy, Incorporated contemplated in that Agreement;

                  WHEREAS, CenterPoint Energy and Resources desire to amend the Agreement in certain respects;

                  NOW THEREFORE, the parties, in consideration of the premises and for good and valuable consideration agree as follow:

1.       Definitions.

              Capitalized terms used herein and not defined shall have the meaning given in the Agreement.

2.       Amendment to Section 2.1.

              Section 2.1 of the Agreement, Organization of Genco LP, is amended by deleting the reference therein to "December 31, 2001" and substituting therefor "September 1, 2002."

3.       Amendment to Section 2.4.

              Section 2.4 of the Agreement, Genco Employee Matters, is amended by deleting the reference therein to "January 1, 2002" and substituting therefor "September 1, 2002."

4.       Amendment to Section 3.1.

              The penultimate sentence of the first paragraph of Section 3.1 shall be amended to read: "The Control Premium Amount shall apply to the extent that the PUCT includes up to a 10% control premium in the valuation of Texas Genco pursuant to Section 39.262(h)(3) of the Utilities Code and shall equal the proportional amount of the control premium applicable to the Shares.

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5.       Amendment to Section 3.2.

              Section 3.2 of the Agreement, Exercise of Option, is amended to read:

                  Resources may exercise the Option by giving written notice thereof to Regco during the Option Period. Subject to compliance with
         Section 3.3, and to satisfaction of the Regulatory Conditions to Exercise, delivery of and payment for the Shares (assuming the Option has been so exercised) shall be made at 10:00 A.M., Houston time, on the later of (a) the forty-fifth (45th) business day (or the next business day after the expiration of 45 days in the event the 45th day is a bank holiday) following the giving of such notice (or such other date as the parties agree) and (b) the first business day following the satisfaction of the Regulatory Conditions to Exercise (satisfaction of which shall be a condition precedent to such delivery and payment) (which date shall be the "Option Closing Date"), provided that if the amount of any Control Premium Amount included in the exercise price has not been determined by Final Order of the PUCT prior to the date for delivery and payment so determined, the payment made on the date so determined shall exclude any Control Premium Amount and such Control Premium Amount shall be paid in immediately available funds no later than 5 business days after the PUCT issues a Final Order determining market value under Section 39.262(h)(3) of the Utilities Code. Delivery of the Shares shall be made to Resources on the Option Closing Date against payment by Resources of the purchase price by wire transfer payable in same-day funds to the account specified by Regco. Delivery of the Shares shall be made by delivery to Resources of stock certificates representing the Shares, accompanied by appropriate stock powers or other instruments in proper form to effect such transfer. If Resources determines prior to the Option Period and within one year prior to the anticipated Option Closing Date that it intends in good faith, subject to economic conditions and other reasonable assumptions identified at such time, to exercise the Option, it and Regco shall make all appropriate regulatory filings, including filings under the Hart-Scott-Rodino Antitrust Improvements Act ("H-S-R") and the Nuclear Regulatory Commission, with a view to obtaining required approvals or expiration or termination of the applicable waiting period prior to the Option Exercise Date. Regco and Resources shall use commercially reasonable efforts to cause all other Regulatory Conditions to Exercise to be satisfied as promptly as practicable after the Option Exercise Date.

                  If Resources exercises the Option by giving notice as provided above, Resources shall be entitled to rescind its exercise of the Option by notice given to Regco on or before the 45th day following the Option Exercise Date if Resources has been unable by that date to secure financing for its purchase of the Shares on terms reasonably acceptable to Resources, despite the exercise by Resources of commercially reasonable efforts to obtain such financing. Upon the giving of such notice of rescission by Resources, the Option Period shall be deemed to have expired without the exercise of the Option.

                           If the Option Closing Date has not occurred by the last day of the sixteenth (16th) month after the month in which the Option Exercise Date occurs, the rights of the parties under this Agreement shall terminate.

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6.       Amendment of Section 3.6.

              Section 3.6 of the Agreement, Prohibitions on Market Activity, is amended to read: "Prior to the later of (a) the Option Exercise Date; (b) if the Option is not exercised, the Option Expiration Date; or (c) the conclusion of the trading period for the Genco Stock as determined pursuant to Section 39.262(h)(3), neither Regco, Resources nor Genco shall, directly or indirectly through any Subsidiary or other Person, purchase, sell, contract to purchase or sell, or otherwise acquire or dispose of any shares of Genco Common Stock or any options, warrants, rights, convertible securities or other securities convertible into or exercisable or exchangeable for Common Stock, except as may be necessary to effectuate this Agreement.

7.       Amendment to Section 6.1.

              Section 6.1 of the Agreement, Genco IPO or Genco Spinoff, is amended by deleting the reference to "June 30, 2002" and substituting therefor "January 9, 2003."

8.       Amendment to Section 7.9.

              Section 7.9 of the Agreement, Dividends; No Repurchases of Capital Stock, is deleted and the following Section 7.9 is substituted therefor:

              7.9 Dividends; No Repurchases of Capital Stock

                  For the period beginning on the Genco Public Ownership Date, the Genco Board of Directors shall establish a dividend policy under which it will distribute to its shareholders a dividend based on Genco's earnings and cash flows, subject to any limitations under corporate law or applicable regulatory restrictions, its financial condition and other factors the Board of Directors deems relevant. The dividend shall be set annually for each calendar year on or before December 31 of the immediately preceding calendar year. The initial annual dividend for 2003 will be $1.00. The dividend as established may be revised during any calendar year in the event the Genco Board of Directors reasonably concludes that circumstances would warrant a change or that an adjustment is required to the dividend to satisfy its obligations to the corporation. However, the dividend may only be increased by up to 10 percent once during any calendar year. Such dividend amount shall be paid through regular quarterly cash dividends complying with this Section 7.9 ("Regular Cash Dividends"). If the Option is exercised, Resources agrees that it will maintain this dividend policy so long as Resources owns less than 100% of Genco common stock.

                  If Resources exercises the Option, the purchase price for the Shares shall be adjusted for the difference between:

                  (a) the actual earnings of Genco per share from the Genco Public Ownership Date to the Option Closing Date (the Earnings Period), multiplied by the number of Shares, and

                  (b) the dividends per share paid by Genco to Regco during the Earnings Period multiplied by the Shares.

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                           To the extent dividends paid for each Share during
         the Earnings Period have been less than the actual per share earnings of Genco during the Earnings Period, the Option Price shall be adjusted upward for the difference; and to the extent dividends paid for each Share during the Earnings Period exceed the actual earnings of Genco per Share during the Earnings Period, the option price shall be credited with that difference. If and to the extent financial statements are not available to permit the earnings for the entire Earnings Period to be calculated at the date any such payment is to be made, the payment shall be made as promptly thereafter as practicable. Earnings for any portion of a month shall be calculated by pro rating earnings for the entire month based on the number of days in the applicable portion of such month.

                           From and after the Genco Public Ownership Date, Genco will not declare, set aside or pay any dividend payable in cash, stock or property, except for (a) Regular Cash Dividends, or (b) dividends payable solely in Genco Common Stock for which, if occurring during the Pricing Period, an adjustment is made pursuant to Section 3.1. Genco will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire for value any shares of Genco Common Stock.

9.       Amendment to Section 7.13.1.

              Section 7.13.1 is amended by deleting the reference therein to "15 days" and by substituting therefor "45 days."

10.      Amendment to Section 8.1.

              Section 8.1 of the Agreement, Board Composition, is amended by the addition of the following at the end of the Section:

              If the Option is exercised, Regco agrees it will, subject to the satisfaction of the Regulatory Conditions to Exercise and the expiration of the 45-day rescission period set forth in Section 3.2, cause the shares of common stock of Genco owned or controlled by Regco to be voted in favor of nominees for Director proposed by Resources so that a majority of the Board of Directors as of the Option Closing Date will be nominees of Resources.

11. No Implied Amendments. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms and is hereby ratified and confirmed.

12. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, the undersigned, by their officers
thereunto duly authorized, have executed this Amendment to the Texas Genco Option Agreement as of the day and year first above written.

CENTERPOINT ENERGY, INC.                     RELIANT RESOURCES, INC.

By /s/ DAVID M. MCCLANAHAN                   By /s/ DAN HANNON
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